Exhibit 1.

Alpha Pro Tech

L T D.

ALPHA PROTECH ENGINEERED PRODUCTS, INC. ANNOUNCES MIAMI DADE
NOTICE OF ACCEPTANCE FOR ROOF UNDERLAYMENT

Notice Validates Product Durability and Facilitates Sales Nationwide

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Matthew Hayden/Brett Maas
905-479-0654	843-272-4653
e-mail: ir@alphaprotech.com	e-mail: matt@haydenir.com

VALDOSTA, GA.—October 21, 2005— Alpha ProTech Engineered Products, Inc., a wholly-owned subsidiary of Alpha Pro Tech, Ltd. (AMEX:APT) announces Notice of Acceptance from the Miami-Dade County Building Code Compliance Office for the Company’s AlphaProTector™-SUL Synthetic Roof Underlayment product.

The Miami-Dade Building Code Compliance Office is recognized as possessing stringent criteria for building products, due to the frequency of hurricanes and tropical storms in the region.  The Miami-Dade Notice of Acceptance for AlphaProTector™-SUL Synthetic Roof Underlayment demonstrates our compliance with all applicable building codes.  It will facilitate our exclusive distributor Perma “R” Products’ ability to sell our synthetic roof underlayment, as it is a standard for many builders nationwide.

Al Millar, Alpha Pro Tech’s President, commented, “This is a milestone event for this new segment, validating the quality of our roof underlayment and enabling our exclusive distributor, Perma “R” Products, Inc. to sell this innovative solution more easily to all customers.  The Miami-Dade Notice of Acceptance essentially serves as certification nationwide, as no municipality or governing authority has more rigorous standards than Miami-Dade.  We believe this will enable us to accelerate the expansion of this segment and further capitalize on this significant market opportunity.”

The AlphaProTector™-SUL Synthetic Roof Underlayment provides significant technological advances as a moisture barrier, as well as protection from growth of mold and other contaminants. Our roof underlayment can be left exposed for up to six months without degradation, is seven times lighter and twenty times stronger than traditional felt paper, is easier to install, is more durable and is more effective than competing products.

Perma “R” Products, Inc. is a leading manufacturer and developer of cutting-edge products for the building and packaging industries. The Company also owns General Panel Corporation, a manufacturer of Structural Insulated Panel (SIPS) for residential and commercial building markets. Also, Perma “R”

is an owner and a manufacturer of LOGIX ICF, an insulated concrete forms (ICF) for all of North America used in residential and commercial markets. The Company’s corporate offices are in Grenada, Mississippi and manufacturing plants are in Grenada; Johnson City, Tennessee; and Union, Mississippi.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap, roof underlayment and mold resistant framing sealant. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; and Valdosta, Georgia. For more information and copies of all news releases and financials visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based

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